Exhibit 99.1
Earthstone Announces Share Repurchase

The Woodlands, Texas, October 11, 2022 – Earthstone Energy, Inc. (NYSE: ESTE) (“Earthstone”, the “Company”, “our” or “we”), announced today that it has purchased 3,000,000 shares of Earthstone’s Class A Common Stock for a total purchase price of approximately $44 million (the “Share Repurchase”) from certain affiliates of Warburg Pincus, LLC (“Warburg Pincus”).

Separately and concurrently with the Share Repurchase, Warburg Pincus sold 3,750,000 shares of Class A Common Stock under Rule 144 of the Securities Act of 1933 (the “Block Trade”). As of October 11, 2022, including the impact of the Share Repurchase, Earthstone’s outstanding share count of Class A Common Stock and Class B Common Stock is 139.7 million shares (including 105.4 million shares of Class A Common Stock). Including the impact of the Block Trade, Warburg Pincus owns approximately 12.9 million shares of Class A Common Stock, which represents approximately 9.3% of the total outstanding shares of Class A Common Stock and Class B Common Stock of the Company.

About Earthstone Energy, Inc.

Earthstone Energy, Inc. is a growth-oriented, independent energy company engaged in acquisitions and the development and operation of oil and natural gas properties. Its primary assets are located in the Permian Basin of west Texas and New Mexico. Earthstone is listed on the New York Stock Exchange under the symbol “ESTE.” For more information, visit Earthstone’s website at www.earthstoneenergy.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “forecast,” “guidance,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. Forward-looking statements are based on current expectations and assumptions and analyses made by Earthstone and its management in light of experience and perception of historical trends, current conditions and expected future developments, as well as other factors appropriate under the circumstances. Earthstone’s annual report on Form 10-K for the year ended December 31, 2021, recent quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other Securities and Exchange Commission (“SEC”) filings discuss some of the important risk factors identified that may affect Earthstone’s business, results of operations and financial condition. Earthstone undertakes no obligation to revise or update publicly any forward-looking statements except as required by law.

Contacts

Clay Jeansonne
Investor Relations
Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX 77380
713-379-3080
cjeansonne@earthstoneenergy.com